Exhibit 10.8
SECOND AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Second Amended & Restated Employment Agreement (this “Agreement”), effective as of the date of last signature hereon (the “Effective Date”), is entered into by and between The Baldwin Insurance Group Holdings, LLC, a Delaware limited liability company (formerly known as Baldwin Risk Partners, LLC) (the “Company”), and Jim Roche (“Employee”), and amends and restates in its entirety that certain Amended and Restated Employment Agreement effective October 4, 2021, by and between the Company and Employee (the “Prior Employment Agreement”).

BACKGROUND

The Company is a subsidiary of The Baldwin Insurance Group, Inc., a Delaware corporation (“PubCo”), and serves as a holding company that owns interests in subsidiaries and joint ventures that, among other things, operate businesses in the insurance and wealth management industries.
The Company and Employee are currently parties to the Prior Employment Agreement, which sets forth certain of the terms and conditions of Employee’s employment with the Company. The Company and Employee desire to enter into this Agreement as of the Effective Date with this agreement becoming effective on January 1, 2027, except as otherwise set forth herein. Until January 1, 2027, the Prior Employment Agreement shall remain in full force and effect, as modified by any provisions of this Agreement that are expressly stated to be effective prior to January 1, 2027. From and after January 1, 2027, this Agreement shall amend and restate the Prior Employment Agreement in its entirety.
OPERATIVE TERMS

    NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties agree as follows:

1.    Employment. The Company shall employ Employee, and Employee hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on January 1, 2027 and ending on December 31, 2029, unless earlier terminated as provided in Section 5 hereof (the “Employment Period”). Upon expiration of the Employment Period, unless Employee and the Company have mutually entered into a new employment agreement, Employee’s employment shall terminate.
2.    Position and Duties.
(a)    Title and Duties. During the Employment Period, Employee shall serve (1) as Executive Chairman of the Company’s Underwriting, Capacity and Technology Solutions operating group (“UCTS”), (2) as President of the attorneys-in-fact in which the Company directly or indirectly holds an investment to support its sponsored reciprocal insurance exchanges (“Sponsored Reciprocals”), including but not limited to Builder Risk Management, LLC, a Texas limited liability company and indirect subsidiary of the Company (together, the “AIFs”), and (3) as President of the Sponsored Reciprocals, and Employee shall have those powers and duties normally and customarily associated with Employee’s position in entities comparable to the Company and such other powers and duties as may be reasonably prescribed by the Company, including but not limited to advice and guidance with respect to key renters relationships, technology oversight, and general support for the ongoing business of The Baldwin Group (as defined below), subject to the power and authority of the Company to modify such
Second Amended and Restated Employment Agreement – J. Roche

duties, responsibilities, functions and authority from time to time in its sole discretion. For clarity, Employee will no longer be an executive officer of Company in the new roles.
(b)    Management. During the Employment Period, Employee shall report to the Chief Executive Officer of the Company, or such other person(s) as the Company may from time to time designate, and shall devote Employee’s reasonable best efforts and all reasonably necessary business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its current and future, direct and indirect, subsidiaries, divisions, parent companies (including PubCo), affiliates, joint ventures and other related entities (collectively, “The Baldwin Group”).
(c)    Employee’s Efforts. Employee shall perform Employee’s duties, responsibilities and functions for the Company to the best of Employee’s abilities in a diligent, trustworthy, businesslike and efficient manner and shall comply with The Baldwin Group’s policies and procedures as may be in effect from time to time. During the Employment Period, Employee shall not serve as an officer, manager, or director of, or otherwise perform services (for compensation or otherwise) for, any other entity that competes in any way with The Baldwin Group, the AIFs or the Sponsored Reciprocals, without the prior written consent of the Company; provided that Employee may manage Employee’s own investments, including, without limitation, those listed on Exhibit A to this Agreement, and also serve as an officer or director of, or otherwise participate in, purely educational, welfare, social, religious or civic organizations, so long as such activities (1) do not interfere with Employee’s duties and responsibilities for the Company, (2) do not violate The Baldwin Group’s applicable policies and procedures, (3) comply with all applicable laws and regulations and (4) are conducted in strict compliance with this Agreement and the RCA (as defined below).
3.    Place of Performance. The principal place of employment of Employee shall be located in Pennsylvania; provided that Employee shall be required to travel on Company business from time to time during the Employment Period, including without limitation, travel to the Company’s executive offices in Tampa, Florida on a periodic basis if requested by the Company, in accordance with Company’s travel policies.
4.    Compensation and Related Matters.
(a)    Base Salary. During the Employment Period, the Company shall pay Employee an annual base salary of $300,000 (as adjusted from time to time, the “Base Salary”). The Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices (or, if applicable, those of Baldwin Colleague (as defined below) or any other member of The Baldwin Group to which Employee’s employment is transferred). The Base Salary shall be reviewed annually and adjusted from time to time by the CEO of The Baldwin Group in his sole discretion, subject to approval by the Compensation Committee of the Board. The Base Salary for any partial year during the Employment Period will be pro-rated based upon the actual number of days Employee was employed by the Company during such year. Employee shall not be eligible to earn commissions under any commission plan maintained by The Baldwin Group for its advisors, producers or other employees.
(b)    Bonus.
(i)    Bonus. For each calendar year during the Employment Period beginning with 2027 (for which the applicable Bonus (as defined below) shall be payable on or before April 1, 2028), Employee shall be eligible to receive a targeted annual bonus of $1,200,000 (the

“Bonus”) based on Employee’s success and/or the success of the business segments of The Baldwin Group with which Employee is involved during the Employment Period as described in Section 2(a) of this Agreement (i.e., UCTS and the AIFs) in achieving financial or non-financial goals or other performance objectives for the applicable period, in each case, with such goals to be determined by the CEO of The Baldwin Group (and approved by the Compensation Committee of the Board) on a year to year basis during the Employment Period. The Bonus (if any) for any partial calendar year during the Employment Period will be pro-rated based upon the actual number of days Employee was employed by the Company during such calendar year.
(ii)    Bonus Payment Terms. The Bonus for a calendar year, if the CEO of The Baldwin Group in his sole and absolute discretion determines to pay a Bonus to Employee, and subject to approval by the Compensation Committee of the Board, shall be paid to Employee on or before April 1 of the following calendar year. Any such Bonus will be paid in the form of (A) cash and/or (B) fully-vested shares of the Class A common stock of PubCo (“Class A Shares”) (or other form of fully-vested equity-based compensation award) of PubCo having an aggregate fair market value on the grant date equal to the amount of the Bonus being settled in equity-based compensation. The Company, in its sole and absolute discretion, shall determine such allocation between cash and stock (or other form of equity-based compensation award), and the fair market value thereof.
(c)    Equity Awards. After the Effective Date, Employee shall be eligible to participate in The Baldwin Insurance Group, Inc. Omnibus Incentive Plan (or any successor plan) (the “Plan”). The Board of Directors of PubCo (the “Board”), or a committee thereof, will determine in its sole discretion if and when Employee will be granted any awards under such Plan, the type of awards granted, and the terms of such awards.
(i)    Pro-Rata Award. On March 3, 2026, subject to the terms set forth in this Agreement, the Plan and the applicable Award Agreement (as defined below), PubCo will grant a one-time award (the “Pro-Rata Award”) consisting of the issuance of 240,000 restricted Class A Shares under the Plan.
(ii)    Award Agreement. The Pro-Rata Award will be granted as of March 3, 2026, subject to the terms, conditions and restrictions hereof, of the Plan and a separate Restricted Stock Award Agreement promulgated by PubCo and executed by PubCo and Employee (an “Award Agreement”), which will include (in addition to other terms, conditions and restrictions that are standard for PubCo’s restricted stock awards) (1) a vesting schedule such that the Pro-Rata Award shall vest in accordance with the following vesting schedule: (a) 25% of the Pro-Rata Award shall vest on January 1, 2027; (b) 25% of the Pro-Rata Award shall vest on January 1, 2028; (c) 25% of the Pro-Rata Award shall vest on January 1, 2029; and (d) 25% of the Pro-Rata Award shall vest on January 1, 2030, in each case, subject to Employee’s continued employment through the applicable vesting date (except for (d) above, where continued employment shall be through December 31, 2029) and (2) Double-Trigger Vesting (as defined below). Any calculation of the number of Class A Shares vesting on a particular date shall be rounded down to the nearest whole share.
(iii)    Employment Condition. Notwithstanding anything to the contrary in this Agreement and without limitation of any continuing vesting conditions under this Agreement, the Plan or the Award Agreement, to receive the grant of the Pro-Rata Award, unless Double-Trigger Vesting applies, Employee must remain continuously employed by the Company from the
Second Amended and Restated Employment Agreement – J. Roche

Effective Date until the date that the Pro-Rata Award actually vests to Employee, and if such employment ceases for any reason prior to the applicable vest date, Employee shall not receive, and neither the Company nor PubCo shall be obligated to issue, the unvested portion of the Pro-Rata Award; provided that, if Company terminates Employee without Cause prior to January 1, 2027, or Employee resigns for Good Reason prior to January 1, 2027, the first tranche shall vest as scheduled on January 1, 2027 notwithstanding the lack of continuous service through such date.
(iv)    Definitions. For purposes of this Agreement, the following terms have the meanings given to them below:
(A)    “Double-Trigger Vesting” means, with respect to the Pro-Rata Award, that 100% of the then unvested Pro-Rata Award shall vest if at any time during the Employment Period, without Employee’s consent, both (1) one of (a) or (b) below, and (2) one of (c) or (d) below, occurs: If either (a) Employee no longer reports to the Chief Executive Officer or to the Board of Directors of The Baldwin Group, or (b) a Change in Control (as defined in the Executive Severance Plan (as defined below)) occurs and either (c) Employee resigns for Good Reason (as defined in the Executive Severance Plan and further modified below) or (d) Employee is terminated by the Company without Cause (as defined in the Executive Severance Plan) and, in all cases, Employee executes and delivers to the Company a general release of all claims in form and substance satisfactory to the Company (which shall apply to The Baldwin Group and its subsidiaries and their respective owners, officers, and employees and other related persons and affiliates) and the general release becomes effective and non-revocable within 60 days after the Termination Date (as defined below) in connection with Employee’s resignation or termination, as applicable. Notwithstanding anything to the contrary set forth herein or the Executive Severance Plan, solely for purposes of Double-Trigger Vesting under this Agreement, Employee no longer reporting to the Chief Executive Officer or to the Board of Directors of The Baldwin Group at any time during the Employment Period, without Employee’s consent, shall also be deemed to constitute “Good Reason” under the Executive Severance Plan.
(d)    Management Incentive Pool. In the event that, during the Employment Period, the Company consummates a spin-off and/or initial public offering of the AIFs business in which the Company holds an investment, the Company hereby agrees to establish a management incentive pool in good faith for AIFs equal to 20% of the net accretion in value actually realized by the Company in connection with such spin-off and/or initial public offering, as applicable (in each case as determined by the Company in good faith in its sole discretion), and in such event, (i) Employee shall be entitled to approximately 25% of such management incentive pool, (ii) such management incentive pool shall be distributed at the time of the consummation of the spin-off and/or initial public offering, and (iii) except as otherwise set forth in this Section 4(d), Employee’s distribution from such management incentive pool shall not be subject to any vesting or continued service requirements. In the event that Company has commenced a formal process in furtherance of a spin-off and/or initial public offering prior to the end of the Employment Period, and such process concludes within eighteen months following the end of the Employment Period, then Employee shall remain entitled to the rights described in this paragraph above. For purposes of the preceding sentence, the Company shall be considered to have commenced a formal process if management has taken any material steps toward such spin-off and/or initial public offering or has presented same to the Company’s Board of Directors.

(e)    Participation in Benefit Plans. During the Employment Period, Employee (and any eligible dependents) shall be eligible to participate in all employee benefit plans and programs maintained by the Company (or any applicable member of The Baldwin Group) from time to time for its similarly situated employees, or for its employees generally, including any life, medical, dental, accidental and disability insurance, and profit sharing, pension, retirement, savings, and deferred compensation plans, in each case subject to and in accordance with the generally applicable eligibility requirements, terms and conditions of such plan or program as in effect from time to time. Employee acknowledges that nothing in this Agreement obligates or requires the Company to offer any such plans or programs or prevents the Company from terminating or modifying any plan or program that it may offer from time to time, and the Company reserves the right to amend, modify or terminate any such plan or program in its sole discretion. For the avoidance of doubt, during the Employment Period, Employee shall continue to participate in all benefit plans and programs in which Employee participated as of the Effective Date, to the extent the same remain generally available to other employees of the Company. Notwithstanding the foregoing and for the avoidance of doubt, as of the Effective Date, Employee shall no longer be eligible for the Executive Severance Plan (as defined below).
(f)    Expenses and Reimbursement. During the Employment Period, the Company shall reimburse Employee for all ordinary and reasonable expenses incurred by Employee in the course of performing Employee’s duties and responsibilities under this Agreement (including a monthly smart phone reimbursement of up to $50 per month), but only in a manner that is consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses, and subject to The Baldwin Group’s requirements with respect to reporting and documentation of such expenses (including preapproval of certain travel expenses) as well as its reimbursement practices.
(g)    Withholding. The Company shall have the right to deduct from any payment made under this Agreement (including by net settlement with respect to any award of Class A Shares issued pursuant to this Agreement, including the Pro-Rata Award) amount deemed necessary by the Company, in its sole discretion, in order to permit the Company (or any applicable member of The Baldwin Group) to satisfy its past, present or future withholding obligations for any federal, state or local income, employment or other tax with respect to the amounts payable or benefits provided under this Agreement, including to reimburse the Company for any such obligations that were funded by the Company.
(h)    Clawback. Employee agrees that any incentive-based compensation and benefits provided by the Company under this Agreement or otherwise (including the Pro-Rata Award) are subject to recoupment or clawback (i) under any applicable PubCo or Company clawback or recoupment policy that is generally applicable to PubCo’s and the Company’s executives, as may be in effect from time to time, or (ii) as required by law or under applicable stock exchange listing rules.
(i)    Paid Time Off. During the Employment Period, Employee shall be eligible for the Company’s Open PTO Policy, in which Employee is afforded the flexibility to take time off as needed. As a result, Employee will not accrue vacation pay or other paid time off, as the Company’s Open PTO Policy is an unlimited paid time off policy. In addition, each year, the Company will publish the holiday schedule for the upcoming year, and, as of the Effective Date, the Company currently recognizes 11 days annually.
5.    Term and Termination.
Second Amended and Restated Employment Agreement – J. Roche

(a)    Employee is an employee “at-will,” and Employee’s employment with the Company (or any applicable member of The Baldwin Group) may be terminated by the Company (or any applicable member of The Baldwin Group) for any reason or no reason, with or without cause, at any time by giving Employee notice of the termination. Notwithstanding anything to the contrary set forth in this Agreement or any other agreement between the Company and Employee, the terms of this Agreement do not and are not intended to create either an express or implied contract of employment with the Company for any particular period of time. Employee may terminate Employee’s employment with the Company at any time by giving the Company at least one hundred twenty (120) days’ prior written notice of termination (“Notice Period”); provided, that upon receipt of notice of termination from Employee, the Company may, in its sole discretion and without affecting the characterization of the termination of Employee’s employment, terminate Employee’s employment prior to the end of the Notice Period.
(b)    Upon termination of Employee’s employment for any reason (other than as set forth in Section 5(c) or an assignment of this Agreement in accordance with Section 20), (i) the Company shall pay any Base Salary that is accrued, but unpaid through the date of employment termination (the “Termination Date”), (ii) the Company shall reimburse Employee pursuant to Section 4(f) for reasonable expenses incurred, but not paid prior to the Termination Date; provided that Employee must submit such expenses for reimbursement within 30 days after the Termination Date, (iii) Employee shall be entitled to receive any non-forfeitable benefits already earned and payable to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company, and (iv) the Company shall pay Employee the Bonus, if any, earned for the year of termination as set forth in Section 4(b). Except as otherwise expressly provided herein or in the Executive Severance Plan, Employee shall not be entitled to any other salary, bonuses, employee benefits or compensation or payments of any kind from the Company or any of its affiliates after termination of Employee’s employment, and all of Employee’s rights to salary, bonuses, employee benefits and other compensation and payments of any kind hereunder which would have accrued or become payable after the Termination Date shall cease upon such Termination Date other than those expressly required under applicable law (including, without limitation, the Consolidated Omnibus Reconciliation Act, 29 U.S.C. § 1161 et. seq., as amended (COBRA)). Upon termination of Employee’s employment for any reason, the effect of such termination on any outstanding equity-based compensation awards shall be governed by the applicable Award Agreement and related plan for such awards. The Company may offset any amounts Employee owes it against any amounts it owes Employee hereunder; provided, that the Company may not offset against nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except to the extent permitted by Section 409A of the Code. For the avoidance of doubt, it is the express intent of the Company and Employee that in no event shall Employee be entitled to receive any amounts upon a termination of Employee’s employment other than the amounts expressly set forth in this Agreement.
(c)    Employee acknowledges and agrees that The Baldwin Group Colleague, Inc., a Florida corporation and subsidiary of the Company (“Baldwin Colleague”), and the Company will be co-employers of Employee pursuant to an agreement between Baldwin Colleague and the Company, and in accordance with that agreement certain payments and benefits under this Agreement shall be provided by Baldwin Colleague instead of the Company. If such co-employment agreement between Baldwin Colleague and the Company terminates for any reason, then Employee agrees that Employee’s employment by Baldwin Colleague may terminate but Employee’s employment may continue with the Company. In such event, (i) Baldwin Colleague shall cease to be an employer of Employee for all purposes, and all liabilities and obligations of Baldwin Colleague as an employer of Employee shall terminate (except that such termination shall not affect the continuation of any outstanding obligation or liability incurred by Baldwin Colleague prior thereto), (ii) for the avoidance of doubt, Employee’s employment shall not be considered terminated for purposes of this Agreement, and neither Baldwin Colleague nor the Company shall owe severance payments or benefits to Employee by reason thereof, and (iii) this Agreement, as modified in accordance with clause (i) above, shall remain in full force and effect as an agreement between the Company and Employee. The Company shall provide written notice to Employee if the co-employment agreement between Baldwin Colleague and the Company terminates.
(d)    In addition to the payments specified in Section 5(b), notwithstanding that, from and after January 1, 2027, Employee shall no longer be a Group 1 Executive (as defined in the Company’s Executive Severance and Change in Control Benefit Program dated November 1, 2024 (the “Executive Severance Plan”) or an executive officer of the Company, Employee shall continue be be eligible for severance compensation and benefits equivalent to those set forth in the Executive Severance Plan as though Employee were a Group 1 Executive, and solely for such purpose, the terms and conditions of the Executive Severance Plan, to the extent applicable, are hereby incorporated mutatis mutandis. For clarity, any Change in Control provision of the Executive Severance Plan shall be read to apply to the Company and PubCo, but not to the AIF business.
(e)    If Employee’s employment with the Company or any other member of The Baldwin Group (other than Baldwin Colleague, but only with respect to any co-employment relationship therewith) terminates for any reason, Employee shall be deemed to have resigned from all positions that Employee holds as an officer, director or other service provider or representative of PubCo or any other member of The Baldwin Group.
6.    Purchase of Life Insurance. Employee agrees that The Baldwin Group has an insurable interest in Employee during the Employment Period, and the Company will have the right, at the Company’s expense, to purchase life insurance on the life of Employee and payable to the Company or its assigns. Employee shall reasonably cooperate with the Company at Company’s sole expense in procuring such insurance and shall, at the request of the Company, submit to such medical examinations, supply such information and execute such documents reasonably requested by the Company, all at Company’s expense, as may be required by the insurance company or companies to whom the Company has applied for such insurance.
7.    Defend Trade Secrets Act. Notwithstanding anything in this Agreement or otherwise to the contrary, pursuant to the Defend Trade Secrets Act of 2016, the parties acknowledge and agree that Employee shall not have criminal or civil liability under any Federal or state trade secret law for the disclosure of any trade secret that is made (a) (i) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding; provided that Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
8.    Whistleblower Protection. Notwithstanding anything in this Agreement or otherwise to the contrary, it is understood that Employee has the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations, and as such, nothing in this Agreement is intended to prohibit Employee from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other
Second Amended and Restated Employment Agreement – J. Roche

such governmental authority or self-regulatory organization, and Employee may do so without notifying the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise would require Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other governmental authority.
9.    Restrictive Covenants Agreement. Employee is a party to that certain Amended and Restated Restrictive Covenants Agreement, dated effective October 4, 2021, by and between Employee and the Company (the “RCA”). Employee specifically acknowledges that, but for his agreement to be bound by the terms and conditions of the RCA and this Agreement, the Board, or a committee thereof, if applicable, would not have approved the issuance of the Pro-Rata Award to Employee.
10.    Protection of The Baldwin Group Property. Employee shall not, at all times during Employee’s employment, except to the extent expressly authorized by the Company, and thereafter, use or permit others to use materials, equipment, software, electronic media or other property of The Baldwin Group for personal purposes. Upon termination of Employee’s employment with the Company, Employee will deliver to the Company all property belonging to The Baldwin Group and will not retain any copies or reproductions of correspondence, memoranda, reports, drawings, photographs, software, electronic media or documents relating in any way to the business of The Baldwin Group.
11.    Corporate Opportunity. During the Employment Period and except as otherwise expressly provided for in this Agreement, Employee shall submit to the Company all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to the areas of business engaged in by The Baldwin Group (“Corporate Opportunities”). Unless approved by the Company, Employee shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.
12.    Non-Disparagement. During the Employment Period and thereafter, except as may be required by applicable law: (a) Employee shall not, directly or indirectly through another person or entity, make any negative or disparaging statements or communications in any form or media, or take any other action in disparagement of, The Baldwin Group or any of The Baldwin Group’s respective past and present investors, officers, managers or employees and (b) the Company shall direct its executives not to, directly or indirectly through another person or entity, make any negative or disparaging statements or communications in any form or media, or take any other action in disparagement of Employee. For this purpose, the Company’s executives are limited to the C-level executives of the Company and PubCo.
13.    Employee’s Representations; Indemnification. Employee hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, including, without limitation, any agreement with any former employer, (b) Employee is not subject to any noncompetition, nonsolicitation, nonacceptance, nondisclosure or any similar restrictive covenant in favor of any former employer or other insurance agency which will prevent Employee’s future performance hereunder, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that (x) Employee has consulted with independent legal counsel regarding Employee’s rights and obligations under this Agreement, (y) Employee fully understands the terms and conditions contained herein, and (z) the agreements contained in this Agreement and the RCA are reasonable and necessary for the protection of the Company (and the other members of The Baldwin Group) and are an essential inducement to the

Company to enter into this Agreement. Employee will indemnify and hold harmless the Company, and its representatives, members, managers, officers, and affiliates (including the other members of The Baldwin Group, collectively, the “Company Indemnified Persons”), and will reimburse the Company Indemnified Persons, for any and all losses, liabilities, claims, obligations, costs, payments, charges, assessments, penalties, diminution in value, damages, and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether involving a third-party claim or not, arising from or related to any breach of any covenant, representation or warranty made by Employee under this Section 13.
14.    Survival. Section 4(g), Section 4(h) and Section 5, Sections 7 through 10, and Sections 12 through 26 of this Agreement shall survive and continue in full force in accordance with their terms, notwithstanding the expiration or termination of the Employment Period.
15.     Notices. Any notice provided for in this Agreement or the RCA shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, or sent by email transmission, to the recipient at the address below indicated:
In the case of Employee, to Employee at the most recent address set forth in the payroll records of The Baldwin Group, or by email at Employee’s personal email address on file with the Company.

In the case of the Company, to:

c/o The Baldwin Insurance Group Holdings, LLC
4211 West Boy Scout Boulevard, Suite 800
Tampa, Florida 33607
Attn:     Seth Cohen, General Counsel
Email:

or, in each case, such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

16.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
17.    Complete Agreement. This Agreement and, to the extent applicable, all plans and agreements referenced herein, embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
18.    Interpretation; No Strict Construction. While the recitals are expressly incorporated into and made part of this Agreement, the titles and headings preceding the text of the sections of this Agreement have been inserted solely for convenient reference and neither constitutes a part of this Agreement nor affects its meaning, interpretation, or effect. Unless otherwise expressly indicated, all
Second Amended and Restated Employment Agreement – J. Roche

references in this Agreement to a section or exhibit are to a section or exhibit of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa and any reference to the “Company” or “The Baldwin Group” shall, as the context requires, refer to The Baldwin Group collectively or to any individual member or members thereof. The use of the word “including” in this Agreement shall be by way of example rather than by limitation, and the word “entity” includes a trust, group, syndicate, corporation, cooperative, association, partnership, business trust, joint venture, limited liability company, unincorporated organization, and a governmental body, agency, authority, department, or subdivision, whether domestic or foreign or local, state, regional, or national. This Agreement shall be construed according to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement, it being acknowledged that all of the original parties hereto have contributed to the drafting of this Agreement.
19.    Counterparts. The parties may execute this Agreement in counterparts. Each executed counterpart of this Agreement will constitute an original document, and all of them together will constitute the same agreement. To the extent either party executes this Agreement electronically, each party agrees that the other party may enforce this Agreement with a copy for which such executing party provided an electronic signature, and that such electronic signature may be satisfied by procedures that The Baldwin Group or a third party designated by The Baldwin Group has established or may establish for an electronic signature system, and each party’s electronic signature shall be the same as, and shall have the same force and effect as, such party’s written signature. If electronically accepting this Agreement, I agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”
20.    Successors and Assigns. Employee shall not assign Employee’s rights or delegate any of Employee’s obligations under this Agreement, and any attempted assignment or delegation by Employee will be invalid and ineffective against the Company. The Company or any other member of The Baldwin Group may assign its rights and obligations under this Agreement without Employee’s consent to any (a) assignee or successor in interest of all or a portion of its assets or business, whether pursuant to a sale, merger, contribution of its assets and liabilities, or sale or exchange of all or any portion of the assets or outstanding capital stock or other equity interests of the Company or otherwise or (b) other member of The Baldwin Group. This Agreement is binding on, and inures to the benefit of, the Company’s authorized assignees and successors. Each member of The Baldwin Group (and any assignee or successor thereof) is an intended third-party beneficiary of the Company’s rights under this Agreement, and this Agreement is intended to be for the benefit of all members of The Baldwin Group. Upon any such assignment of this Agreement by the Company, (x) every reference in this Agreement to the “Company” will include the assignee or successor, and (y) if the assignee or successor assumes in writing or by operation of law all future liabilities of the assignor generally or under this Agreement specifically, the assignor will be released from such obligations to Employee under this Agreement. Employee expressly agrees that this Agreement shall be enforceable by any such assignee. Employee also hereby consents to the assignment to any other member of The Baldwin Group of any employment agreement, noncompetition agreement, non-solicitation agreement, non-disclosure agreement or other restrictive covenant agreement that Employee has entered into with any member of The Baldwin Group (including the RCA), provided such assignment shall not increase the scope of any of the restrictions imposed on Employee under this Agreement or the RCA.
21.    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to Florida’s rules of conflicts of law, and regardless of the place or places of its physical execution and performance. Employee and the Company hereby (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (b) stipulate that the exclusive venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for a state court proceeding, or the Middle District of Florida, Tampa Division, for a federal court proceeding, and (c) waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue; provided, however, that (i) this Agreement is not intended to give Employee a right to any specific term of employment, and (ii) Employee’s employment remains at-will.
22.    Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
23.    Amendment; Modification; Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee. No delay or course of dealing by a party to this Agreement in exercising any right, power, or remedy under this Agreement will operate as a waiver of any right, power, or remedy of that party, except to the extent expressly manifested in writing by that party. The failure at any time of either party to require performance by the other party of any provision of this Agreement will in no way affect the party’s right thereafter to enforce the provision or this Agreement. In addition, the waiver by a party of a breach of any provision of this Agreement will not constitute a waiver of any succeeding breach of the provision or a waiver of the provision itself.
24.    Cooperation. Employee agrees to cooperate with the Company, at the Company’s expense, during the Employment Period and thereafter (including following termination of Employee’s employment with The Baldwin Group for any reason), by Employee remaining reasonably available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigation, and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. In the event such cooperation is required more than two (2) years after termination of Employee’s employment for any reason, the Company and Employee shall agree upon a reasonable hourly rate to be provided to Employee in the event the Company requires more than de minimis assistance. Employee hereby covenants and agrees to testify truthfully in any and all such litigation, arbitrations, government or administrative proceedings.
25.    WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, WAS AFFORDED SUFFICIENT OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF EMPLOYEE’S CHOICE AND TO ASK QUESTIONS AND RECEIVE SATISFACTORY ANSWERS REGARDING THIS AGREEMENT, UNDERSTANDS EMPLOYEE’S RIGHTS AND OBLIGATIONS UNDER IT, AND SIGNED IT OF EMPLOYEE’S OWN FREE WILL AND VOLITION.

26.    Section 409A. It is intended that any amounts payable pursuant to this Agreement will either be exempt from or comply with the requirements of Section 409A of the Code (and any regulations
Second Amended and Restated Employment Agreement – J. Roche

and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed on the date of Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service,” or (b) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 26 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump sum and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, to the extent required to comply with Section 409A of the Code or an exemption thereto, for purposes of determining Employee’s entitlement to any compensation payable upon Employee’s termination of employment, Employee’s employment will be deemed to have terminated on the date of Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with The Baldwin Group. Whenever payments under this Agreement are to be made (i) pursuant to different provisions of this Agreement or (ii) in installments, each such payment or installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. No action or failure to act, pursuant to this Section 26 shall subject any member of The Baldwin Group to any claim, liability, or expense, and no member of The Baldwin Group shall have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Section 409A of the Code. With respect to any reimbursement or in-kind benefit arrangements of The Baldwin Group that constitute deferred compensation for purposes of Section 409A of the Code, the following conditions shall be applicable: (x) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid if such limit is imposed on all participants), (y) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (z) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

[Signature Page Follows]
Second Amended and Restated Employment Agreement – J. Roche

The parties hereto have executed this Employment Agreement to be effective as of the Effective Date.

COMPANY:

THE BALDWIN INSURANCE GROUP HOLDINGS, LLC, a Delaware limited liability company

Date:	February 26, 2026	By:	/s/ Seth Cohen
		Name:	Seth Cohen
		Title:	General Counsel

EMPLOYEE:

Date:	February 26, 2026	By:	/s/ Jim Roche
		Name:	Jim Roche

EXHIBIT A

Outside Activities

[Attached]